EXHIBIT 10.1

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT is made as of the 17th day of May, 2018 and is

AMONG

THE PERSONS IDENTIFIED ON SCHEDULE A TO THIS AGREEMENT AS THE SELLERS,

(together, the “Sellers”)

AND

MARATHON GLOBAL INC., a corporation incorporated under the laws of the Province of Ontario

(“Marathon”)

AND

KANEH BOSM BIOTECHNOLOGY INC., a corporation incorporated under the laws of the Province of British Columbia

(“KBB”)

RECITALS:

A.	The Sellers are the registered and beneficial owners of an aggregate of seven million five hundred thousand (7,500,000) shares, representing approximately 44.12% of the issued and outstanding common shares of Marathon (the “Purchased Shares”).

B.	KBB is a reporting issuer in the provinces of British Columbia, Alberta and Ontario with its common shares listed for trading on the Canadian Securities Exchange.

C.	The Sellers wish to sell to KBB, and KBB wishes to purchase from the Sellers, all of the Purchased Shares on the terms and conditions set forth in this Agreement.

IN CONSIDERATION of the premises and mutual covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties agree with one another as follows:

1.	Definitions and Interpretation

1.1	Definitions. Whenever used in this Agreement, the following words and terms will have the respective meanings ascribed to them below:

1.1.1	“Agreement” means this Share Exchange Agreement, all of the Schedules to this Share Exchange Agreement and all instruments supplemental to or in amendment or confirmation of this Share Exchange Agreement.

1.1.2	“Assets” means the undertaking, property and assets of Marathon or KBB, as the case may be, as a going concern of every kind and description, wheresoever situated.

1.1.3	“Business” means in the case of KBB, as applicable, its current business as presently conducted, as disclosed in the KBB Public Record.

1.1.4	“Closing” means the completion of the purchase and sale of the Purchased Shares pursuant to this Agreement.

1.1.5	“Closing Date” means the date on which the purchase and sale of all of the issued and outstanding Marathon Shares is completed, which shall be the date mutually agreed by Marathon and KBB.

1.1.6	“Closing Time” means 10:00 a.m. (Toronto time) on the Closing Date or such other time on such date as the parties may agree as the time at which the Closing will take place.

1.1.7	“Damages” has the meaning given in Section 6.1.

1.1.8	“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, pre-emptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

1.1.9	“Exchange” means the Canadian Securities Exchange.

1.1.10	“Governmental Authority” means any federal, provincial, state, municipal, county or regional government or governmental authority, domestic or foreign and includes any department, commission, board, administrative agency or regulatory body thereof.

1.1.11	“IFRS” means International Financial Reporting Standards.

1.1.12	“Intellectual Property Rights” means all patents and inventions, trademarks, trade names and styles, logos and designs, service marks, trade dress, industrial designs, internet domain names, world wide websites, website names, electronic mail addresses, copyrights, trade secrets, technical information, engineering procedures, designs, know-how and processes (whether confidential or otherwise), software, other industrial property (including applications for any of these) and other similar rights and properties.

1.1.13	“KBB Financial Statements” means the audited consolidated financial statements of KBB for the fiscal years ended February 29, 2017 and February 28, 2016, and the unaudited consolidated financial statements of KBB for the period ended November 30, 2017, copies of which have been filed by KBB on SEDAR.

1.1.14	“KBB Public Record” means all publicly available press releases, material change reports, annual information forms, information circulars, financial statements and other documents that have been disclosed by KBB to the public and filed with any applicable Canadian or other securities regulatory authority or otherwise posted on SEDAR.

1.1.15	“KBB Shares” means the common shares in the capital of KBB as they are presently constituted.

1.1.16	“Marathon Shares” means the common shares in the capital of Marathon as they are presently constituted.

1.1.17	“Payment Shares” has the meaning given in Section 2.2.

1.1.18	“Person” includes an individual, corporation, partnership, joint venture, trust, unincorporated organization, the Crown or any agency or instrumentality thereof or any other juridical entity.

1.1.19	“Purchase Price” has the meaning given in Section 2.2.

1.1.20	“Purchased Shares” has the meaning given in the recitals above.

1.1.21	“SEDAR” means the System for Electronic Document Analysis and Retrieval.

1.1.22	“Subsidiary” means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and will include any body corporate, partnership, joint venture or other entity over which it exercises direction or control.

1.1.23	“Taxes” means all levies and assessments imposed by any Governmental Authority, including but not limited to all income, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise or property taxes, together with any applicable interest or penalty.

1.2	Gender and Number. In this Agreement, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.3

Article and Section Headings. Article and Section headings contained in this Agreement are included solely for convenience, are not intended to be full or accurate descriptions of the content of any Article or Section and will not be considered to be part of this Agreement.

1.4	Schedules. The following Schedules are an integral part of this Agreement:

Schedule A – The Sellers, Purchased Shares and Payment Shares

1.5

Accounting Terms. Unless otherwise indicated, all accounting terms not otherwise defined have the meanings assigned to them, and all calculations are to be made and all financial data to be submitted are to be prepared, in accordance with IFRS.

1.6

Arm’s Length. For purposes of this Agreement, Persons are not dealing “at arm’s length” with one another if they would not be considered to be dealing at arm’s length with one another for purposes of the Income Tax Act (Canada), as amended.

1.7

Statutory Instruments. Unless otherwise specifically provided in this Agreement, any reference in this Agreement to any law, by law, rule, regulation, order, act or statute of any government, Governmental Authority or other regulatory body will be construed as a reference to those as amended or re-enacted from time to time or as a reference to any successor thereof.

2.	Purchase and Sale

2.1

Purchased Shares. Upon and subject to the terms of this Agreement, the Sellers agree to sell, assign and transfer, free and clear of all Encumbrances, and KBB agrees to purchase, all of the Purchased Shares, as at the Closing Time on the Closing Date, in accordance with subsection 2.3.1 below.

2.2

Purchase Price. The aggregate purchase price (the “Purchase Price”) payable by KBB to the Sellers for the Purchased Shares shall be the issuance to the Sellers of an aggregate of 15,000,000 KBB Shares (the “Payment Shares”) as fully paid and non-assessable. The Payment Shares will be allocated among the Sellers as set forth in Schedule A.

2.3

Acknowledgements and Agreements of the Sellers. Each of the Sellers acknowledges and agrees as follows with respect to the sale of the Purchased Shares and the receipt of the Payment Shares by such Seller pursuant to this Agreement:

2.3.1

Effective as at the Closing Time (i) the Sellers shall be deemed to have sold, assigned and transferred the Purchased Shares to KBB, (ii) KBB shall be delivered one or more share certificates registered as directed by KBB representing the total number of Marathon Purchased Shares, (iii) the Payment Shares shall be issued to the Sellers, allocated among the Sellers pursuant to section 2.2 above, and evidenced by certificates delivered to the Sellers representing the Payment Shares, and (iv) any certificates representing the Purchased Shares held by the Sellers shall be cancelled and thereafter shall be of no further force or effect.

2.3.2	Such Seller has been independently advised as to the applicable hold periods imposed in respect of the Payment Shares by the securities legislation in the jurisdiction in which such Seller resides, and such Seller confirms that no representation has been made respecting the applicable hold periods for the Payment Shares and that such Seller is aware of the risks and other characteristics of the Payment Shares and of the fact that such Seller may not resell the Payment Shares except in accordance with applicable securities legislation and regulatory policy until expiry of the applicable hold periods and compliance with the other requirements of applicable law. Such Seller acknowledges that the certificates representing the Payment Shares will contain legends denoting the applicable resale restrictions, if any, and such Seller will not resell the Payment Shares except in accordance with the provisions of applicable securities legislation and Exchange rules.

2.3.3	Such Seller has been advised that no prospectus has been filed in connection with the issuance and granting of the Payment Shares and as the Payment Shares are being issued and granted to the Sellers pursuant to exemptions from the prospectus requirements of applicable securities laws:

(a)	most of the civil remedies applicable to the issuance and granting of securities by way of prospectus provided for in such laws are not available to such Seller;

(b)	such Seller may not receive information that would be provided if no such exemptions were available; and

(c)	KBB is relieved of certain obligations in respect of offerings by way of prospectus which would otherwise apply under applicable securities laws.

2.3.4	Such Seller will comply with any requirements imposed by the Exchange or securities legislation as a result of the shareholdings of such Seller in KBB exceeding certain thresholds, such requirements to include, without limitation, the filing of insider and early warning reports under applicable Canadian securities laws.

3.	Representations and Warranties

3.1	Representations and Warranties of Marathon. Marathon represents, warrants and covenants to KBB as follows, and acknowledges that KBB is relying on these representations, warranties and covenants in entering into this Agreement and in completing the transactions contemplated hereby:

3.1.1	Organization and Good Standing – Marathon is duly incorporated or organized and validly existing under the laws of the Province of Ontario.

3.1.2	Bankruptcy – No bankruptcy, insolvency or receivership proceedings have been instituted or are pending against Marathon, and Marathon is able to satisfy its liabilities as they become due.

	3.1.3	Due Authorization – Marathon has all necessary power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Marathon.

	3.1.4	Authorized and Issued Capital – The authorized capital of Marathon consists of an unlimited number of common shares and an unlimited number of special shares, issuable in series, of which 17,000,000 Marathon Shares have been validly issued and are outstanding as fully paid and non-assessable. The Sellers are the registered owners of all of the Purchased Shares and the Purchased Shares are held by them as set out in Schedule A.

	3.1.5	Enforceability of Obligations – This Agreement constitutes a valid and binding obligation of Marathon enforceable against Marathon in accordance with its terms, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting enforceability of creditors’ rights and that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

	3.1.6	Subsidiaries – Marathon does not have any Subsidiaries.

	3.1.7	Assets - Marathon is party to a Distribution and Equity Acquisition Agreement (the “Distribution Agreement”) dated March 19, 2018, as amended, with Cosmos Holdings Inc. (“Cosmos”). The execution and delivery of this Agreement and the performance by Marathon and the Sellers, and their respective obligations hereunder as agreed to by Marathon and Cosmos, do not and will not result in or constitute a breach of any term or provision of, or constitute a default, under the Distribution Agreement or constitute an event which would permit Cosmos to terminate the Distribution Agreement or to accelerate other obligations of Marathon.

3.2	Representations and Warranties of the Sellers: Each Seller severally (and not jointly or jointly and severally) makes the following representations and warranties to KBB and acknowledges that KBB is relying on such representations and warranties in entering into this Agreement and in completing the transactions contemplated under this Agreement:

	3.2.1	The Purchased Shares – Such Seller is the legal and beneficial owner of the number of Purchased Shares shown as held by such Seller on Schedule A and on Closing KBB will acquire good and marketable title to such Purchased Shares free and clear of all Encumbrances.

	3.2.2	Litigation (Shares) – There is no suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or threatened against such Seller relating to the Purchased Shares.

	3.2.3	Enforceability of Obligations – When executed and delivered, this Agreement will constitute valid and legally binding obligations enforceable against such Seller in accordance with its terms subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

	3.2.4	Residence – Such Seller is resident in the jurisdiction set out opposite its name on Schedule A.

	3.2.5	Corporate Seller – If the Seller is a corporation:

(a) it is duly incorporated or organized and validly existing in its jurisdiction of incorporation and is in good standing with respect to the filing of annual reports; and

(b) it has all necessary power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement; and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Seller.

3.3

Representations and Warranties of KBB. KBB hereby represents, warrants and covenants to Marathon and the Sellers as follows and acknowledges that Marathon and the Sellers are relying on these representations, warranties and covenants in entering into this Agreement and in completing the transactions contemplated under this Agreement:

	3.3.1	Organization and Good Standing – KBB is duly incorporated or organized and validly existing under the laws of the Province of British Columbia, Canada.

	3.3.2	Bankruptcy – No bankruptcy, insolvency or receivership proceedings have been instituted or are pending against KBB, and KBB is able to satisfy its liabilities as they become due.

	3.3.3	Capacity to Carry on Business – KBB has all necessary corporate power, authority and capacity to own its Assets and to carry on its business as presently owned and carried on by it and KBB is duly licensed, registered and qualified as a corporation to do business and is in good standing in each jurisdiction in which the nature of its business makes such qualification necessary.

	3.3.4	Due Authorization – KBB has all necessary power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of KBB.

3.3.5	Authorized and Issued Capital – The authorized capital of KBB consists of an unlimited number of common shares, of which 38,009,108 KBB Shares have been validly issued and are outstanding as fully paid and non-assessable.

3.3.6	Absence of Conflicting Agreements – The execution and delivery of this Agreement and the performance by KBB and its obligations hereunder do not and will not:

(a)	result in the violation of any applicable laws;

(b)	result in or constitute a breach of any term or provision of, or constitute a default under, any constating documents of KBB or any agreement to which KBB is a party or its Assets are bound; or

(c)	constitute an event which would permit any party to any agreement with KBB to terminate such agreement or to accelerate the maturity of any indebtedness or other obligation of KBB.

3.3.7	Consents – There are no consents, authorizations, licenses, agreements, permits, approvals or orders of any Person or Governmental Authority required to permit KBB to complete the transactions contemplated by this Agreement other than those that have already been obtained by KBB and disclosed by KBB to Marathon.

3.3.8	Rights and Privileges – There are no rights, privileges or advantages presently enjoyed by KBB which might be lost as a result of the consummation of the transactions contemplated under this Agreement.

3.3.9	Enforceability of Obligations – This Agreement constitutes a valid and binding obligation of KBB enforceable against KBB in accordance with its terms, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting enforceability of creditors’ rights and that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

3.3.10	Books and Records – The books and records of KBB are fully and accurately maintained and its books of account provide for all excise, sales, business and property taxes and other rates, charges, assessments, levies, duties, taxes, contributions, fees, licenses and other governmental charges of whatsoever kind and nature that have become due and payable or, to the extent such amount is material, that may become due and payable before the Closing Time. The minute books of KBB are complete and accurate in all material respects and reflect all material actions taken and resolutions passed by the directors and shareholders, as the case may be, of KBB, since the date of incorporation or organization.

3.3.11	Financial Statements – The KBB Financial Statements are true and correct in every material respect and present fairly the Assets, liabilities and financial position of KBB as at November 30, 2017, and the results of its operations to that date, in accordance with IFRS applied on a basis consistent with that of previous periods.

3.3.12	No Other Liabilities – There are no liabilities, contingent or otherwise, of KBB which are not disclosed or reflected in the KBB Financial Statements except those incurred in the ordinary course of business and KBB has not guaranteed, or agreed to guarantee, any debt, liability or other obligation of any Person. There are no liabilities of any Person capable of creating an Encumbrance on any of KBB’s Assets.

3.3.13	Non-Arm’s Length Obligations – KBB is not indebted to any shareholder, affiliate, director, officer or employee of KBB except as shown on the KBB Financial Statements and none of the shareholders or any affiliate, officer, director or employee of KBB is now indebted or under obligation to KBB on any account.

3.3.14	Absence of Changes – Since November 30, 2017, KBB’s Business has been carried on in the normal course and:

	(a)	no dividend or other distribution on any shares in the capital of KBB has been made, declared or authorized and KBB has neither purchased nor redeemed nor agreed to purchase or redeem any of the shares in its capital;

	(b)	no payment of any kind has been made or authorized to or on behalf of any officers, directors or shareholders of KBB; and KBB (i) has not paid or agreed to pay any compensation, pension, bonus, share of profits or other benefit to, or for the benefit of, any employee, director or officer of KBB except in the ordinary course of business and (ii) has not increased or agreed to increase the compensation of any director, officer or management employee except in the ordinary course of business;

	(c)	there has not been any material adverse change in the financial position or condition of KBB or any damage, loss or other material adverse change in circumstances affecting KBB’s Business or Assets or the right or capacity of KBB to carry on business;

	(d)	KBB has not transferred, assigned, sold or otherwise disposed of any of its Assets except in the ordinary course of business and has not mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of its Assets;

	(e)	KBB has not discharged or satisfied any Encumbrance or paid any obligation or liability (fixed or contingent) other than liabilities included in the KBB Financial Statements and liabilities incurred since incorporation in the ordinary course of business;

(f) KBB has not suffered an extraordinary loss, or waived any rights of material value, or entered into any material commitment or transaction not in the ordinary course of business; and

(g) KBB has not incurred or assumed any obligation or liability (fixed or contingent), except secured and unsecured current obligations and liabilities incurred in the ordinary course of business.

3.3.15	Subsidiaries –KBB has one Subsidiary, Kaneh Bosm BioTechnology Inc., which is wholly-owned by KBB and does not have any other subsidiaries.

3.3.16	Since November 30, 2017, other than in respect of the transactions contemplated by this Agreement:

(a) KBB has not incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise), which continue to be outstanding; and

(b) there has not been any material change in the financial condition, operations or prospects of KBB not fully disclosed in the KBB Public Record.

3.3.17	Litigation (KBB) – There is no suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or to the knowledge of KBB, threatened against or relating to KBB. There is not presently outstanding against KBB any judgement, decree, injunction, rule or order of any court, Governmental Authority, commission, agency, instrumentality or arbitrator.

3.3.18	Litigation (Shares) – There is no suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or threatened against KBB relating to the Payment Shares.

3.3.19	Compliance with Applicable Laws – KBB has conducted and is conducting its Business in compliance in all material respects with all applicable laws, rules and regulations in each jurisdiction in which its Business is carried on. KBB has not received any notices to the effect that its Business or Assets are not in full compliance with all of the requirements of applicable federal, provincial or local environmental, health and safety statutes and regulations.

3.3.20	Compliance with Securities Laws – KBB is in compliance with its timely disclosure obligations under applicable securities laws, and no order ceasing or suspending trading in securities of KBB or prohibiting the transactions contemplated hereby has been issued and no proceedings for such purpose are ongoing or pending, or to the best knowledge of KBB, threatened.

3.3.21	Tax Matters – As of the date of this Agreement, KBB has duly and timely filed all tax returns and reports required by law to have been filed by it (except for such tax returns and reports with respect to which the failure to timely file would not have a materially adverse effect on KBB), has duly and correctly reported all income and other amounts required to be reported and has paid all Taxes to the extent that such Taxes have been assessed by the relevant taxation authority. KBB has duly and timely paid all installments of Taxes required to be paid by it and has made full provision on its books for all Taxes that are not yet due, that will become due and which relate to periods ending immediately prior to the date of this Agreement. There are no actions, suits, proceedings, investigations, audits or claims now pending or, to the knowledge of KBB, threatened against KBB in respect of any Taxes and there are no matters under discussion with any taxation or other Government Authority relating to any such matters. KBB has made all elections required to be made under any legislation relating to income or other taxes payable by it in connection with any distributions by it and all such elections were true and correct. KBB has not before the date of this Agreement:

	(a)	acquired any asset from a Person with whom it was not dealing at arm’s length; or

	(b)	disposed of anything to a Person with whom it was not dealing at arm’s length for proceeds less than the fair market value.

3.3.22	The Payment Shares – On Closing the Payment Shares:

	(a)	will be issued to the Sellers as fully paid and non-assessable KBB Shares;

	(b)	will be duly registered in the names of the Sellers in the books and registers of KBB; and

	(c)	will be conditionally approved for listing and posting for trading on the Exchange, subject only to satisfying any conditions stipulated by the Exchange for listing.

3.3.23	KBB Public Record – The KBB Public Record is, in all material respects, accurate and complete and omits no facts, the omission of which makes the KBB Public Record or any particulars therein, materially misleading or incorrect at the time such statements were made. KBB has not filed any confidential material change reports which are, as of the date of this Agreement, maintained on a confidential basis. Except as disclosed in the KBB Public Record, there is no fact known to KBB which has, or so far as KBB which has, or so far as KBB can reasonably foresee, will have a material adverse effect, or which would otherwise be material to any person intending to make an investment in KBB.

3.3.24	Title to Properties – KBB has good and marketable title to all its Assets, real and personal, including without limitation those reflected in the KBB Financial Statements or acquired since the date of such statements (except as otherwise permitted in this Agreement or as since transferred, sold or otherwise disposed of in the ordinary course of business), free and clear of all Encumbrances.

	3.3.25	Intellectual Property Rights – KBB has all Intellectual Property Rights which are necessary to the conduct of its Business. KBB’s Intellectual Property Rights are valid and subsisting and held by KBB with good and marketable title and are in good standing free and clear of all Encumbrances. All registrations with respect to KBB’s Intellectual Property Rights have been made and kept renewed and are in full force and effect. To the knowledge of KBB, the operation of KBB’s Business does not infringe the Intellectual Property Rights of any other Person. To the knowledge of KBB, there are no outstanding moral rights attaching to any copyright owned or used by KBB that have not been waived in favour of KBB.

	3.3.26	Condition of Assets – All material tangible Assets of KBB used in or in connection with its Business are in good condition, repair and, where applicable, working order, having regard to ordinary wear and tear resulting from the use and age thereof.

	3.3.27	Shareholders’ Agreements – There is no agreement among any of the shareholders of KBB with respect to KBB and their rights and obligations as shareholders of KBB to which KBB is a party.

	3.3.28	Disclosure – None of the foregoing representations, warranties and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such representation, warranty or statement not misleading to a prospective holder of Payment Shares seeking full information concerning the matters which are the subject of such representations, warranties and statements.

3.4	Survival. The representations, warranties and covenants made by the parties in sections 3.1, 3.2, and 3.3 shall terminate (and be of no further force or effect) on the earlier of: (a) the termination of this Agreement in accordance with its terms; and (b) the Closing Time.

3.5	Investigation. No investigation by or on behalf of Marathon or the Sellers into the Business, operations prospects, Assets, or condition (financial or otherwise) of KBB will diminish in any way the effect of any representations or warranties made by KBB in this Agreement or will relieve KBB of any of its obligations under this Agreement.

4.	Covenants

4.1	Covenants of Marathon, and the Sellers. Until the earlier of the Closing Time or the termination of this Agreement in accordance with its terms, each of the Sellers and Marathon severally (and not jointly or jointly and severally) hereby covenants and agrees with KBB as follows:

	4.1.1	Necessary Consents. The Sellers and Marathon shall use commercially reasonable efforts to obtain all approvals or consents as are required to complete the transactions contemplated by this Agreement, including those of the directors and shareholders of Marathon or any applicable Governmental Authority; and if applicable, of Cosmos with respect to the Distribution Agreement.

	4.1.2	Satisfaction of Conditions Precedent. Each of the Sellers and Marathon shall use commercially reasonable efforts to satisfy or cause to be satisfied the conditions precedent to the transactions contemplated herein which are within his, her or its control.

	4.1.3	All other Actions. The Sellers and Marathon shall cooperate fully with KBB, and will use all commercially reasonable efforts to assist KBB in its efforts to complete the transactions contemplated by this Agreement, unless such cooperation and efforts would subject the Sellers or Marathon to any extraordinary cost or liability or would be in breach of any applicable statutory or regulatory requirements.

4.2	Covenants of KBB. KBB hereby covenants and agrees with the Sellers and Marathon as follows:

	4.2.1	Necessary Consents. KBB shall use commercially reasonable efforts to obtain all approvals or consents as are required to complete the transactions contemplated by this Agreement, including those of the directors and shareholders of KBB, the Exchange or any applicable Governmental Authority.

	4.2.2	Satisfaction of Conditions Precedent. KBB shall use commercially reasonable efforts to satisfy or cause to be satisfied the conditions in section 5.1 and 5.3 which are within its control.

	4.2.3	All other Actions. KBB shall cooperate fully with the Sellers and Marathon and will use all commercially reasonable efforts to assist the Sellers and Marathon in their efforts to complete the transactions contemplated by this Agreement, unless such cooperation and efforts would subject KBB to any extraordinary cost or liability or would be in breach of any applicable statutory or regulatory requirements.

	4.2.4	Material Changes. KBB shall promptly advise Marathon in writing of any event, change or development that has or is reasonably expected to have an adverse effect in respect of the KBB or the transactions contemplated hereunder.

5.	Conditions Precedent

5.1	Conditions Precedent for the Benefit of Marathon. The obligation of Marathon to complete the transactions contemplated by this Agreement are subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of Marathon and may be waived by it in whole or in part):

	5.1.1	Truth of Representations and Warranties – The representations and warranties of KBB and the Sellers contained in this Agreement will be true and correct on and as of the Closing Date as though made at and as of the Closing Date.

	5.1.2	Covenants and Agreements – Each of KBB and the Sellers will have satisfied and complied with all covenants and agreements in this Agreement agreed to be performed or caused to be performed by him, her or it on or before the Closing Time.

	5.1.3	Consents – All consents, approvals, orders and authorizations of or from Governmental Authorities or the Exchange required in connection with the completion of the transactions contemplated by this Agreement will have been obtained on or before the Closing Time on terms and conditions satisfactory to Marathon, including the conditional approval of the listing of the Payment Shares.

	5.1.4	No Material Adverse Change – No material adverse change (nor any condition, event or development involving a prospective material adverse change) shall have occurred in the Business, Assets, operations, capital or financial condition of KBB.

	5.1.5	Closing Documents – KBB and the Sellers will have tendered the documents to be delivered by them at Closing in accordance with this Agreement.

5.2	Non-satisfaction of Conditions. If any of the conditions set forth in Section 5.1 are not fulfilled or waived to the reasonable satisfaction of Marathon, Marathon may, acting reasonably, terminate this Agreement by notice in writing to KBB. In such event, Marathon will be released from all obligations under this Agreement and KBB will also be so released unless they were reasonably capable of causing such condition or conditions to be fulfilled or they have breached any of their representations, warranties, covenants or agreements in this Agreement.

5.3	Conditions Precedent for the Benefit the Sellers. The obligations of each of the Sellers to complete the transactions contemplated by this Agreement are subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of each of the Sellers and may be waived by him, her or it in whole or in part):

	5.3.1	Truth of Representations and Warranties – The representations and warranties of each of KBB and Marathon contained in this Agreement will be true and correct on and as of the Closing Date as though made at and as of the Closing Date.

	5.3.2	Covenants and Agreements – Each of KBB and Marathon will have complied with all covenants and agreements in this Agreement agreed to be performed or caused to be performed by it on or before the Closing Time.

	5.3.3	Consents – All consents, approvals, orders and authorizations of or from Governmental Authorities or the Exchange required in connection with the completion of the transactions contemplated by this Agreement will have been obtained on or before the Closing Time on terms and conditions satisfactory to the Sellers, including the conditional approval of the Exchange to the listing of the Payment Shares.

	5.3.4	No Material Adverse Change – No material adverse change (nor any condition, event or development involving a prospective material adverse change) shall have occurred in the Business, Assets, operations, capital or financial condition of KBB.

	5.3.5	The Payment Shares – When issued, the Payment Shares, will be subject to a statutory hold period of four months plus a day from the date of issuance in accordance with applicable securities law.

	5.3.6	Closing Documents – KBB and Marathon will have tendered the documents to be delivered by it at Closing in accordance with this Agreement.

5.4	Non-satisfaction of Conditions. If any of the conditions set forth in Section 5.3 are not fulfilled or waived to the reasonable satisfaction of the Sellers, the Sellers may, acting reasonably, terminate this Agreement by notice in writing to KBB and Marathon. In such event the Sellers and Marathon will be released from all obligations under this Agreement and KBB will also be so released unless it was reasonably capable of causing such condition or conditions to be fulfilled or it has breached any of its representations, warranties, covenants or agreements in this Agreement.

5.5	Waivers. Each of the parties on his, her or its behalf, may waive any condition for his, her or its benefit in this Agreement, in whole or in part, without prejudice to any right of rescission or any other right in the event of the non-fulfilment of any other condition or conditions. A waiver will only be binding if it is in writing.

6.	Indemnification

6.1	Indemnification by KBB. KBB agrees to indemnify and save harmless Marathon from and against any and all losses, debts, obligations, liabilities, expenses, costs and damages (including reasonable legal fees) (collectively, the “Damages”) suffered or incurred by Marathon as a result of any breach of, or untruth of, any of the covenants, warranties or representations contained in section 3.3 and 4.2 of this Agreement.

6.2	Indemnification by Marathon. Marathon agrees to indemnify and save harmless KBB from and against any and all Damages suffered or incurred by KBB as a result of any breach of, or untruth of, any of the covenants, warranties or representations contained in section 3.1, or 4.1 of this Agreement.

7.	Closing Arrangements

7.1	The closing of this transaction shall take place at the offices of Irwin Lowy LLP, located at 365 Bay Street, Suite 400, on the Closing Date.

7.2	On the Closing Date, Marathon and the Sellers shall deliver, or cause to be delivered, to KBB such documents as may reasonably be required to perfect the transactions contemplated by this Agreement and KBB shall deliver, or cause to be delivered, to Marathon and the Sellers such documents as may reasonably be required to perfect the transactions contemplated by this agreement.

8.	Notices

8.1	Delivery of Notice. Any notice, direction or other instrument required or permitted to be given by any party under this Agreement will be in writing and will be sufficiently given if delivered personally or by courier, or transmitted by fax or email means during the transmission of which no indication of failure of receipt is communicated to the sender:

8.1.1	in the case of Marathon and the Sellers:

Marathon Global Inc.

5264 Cedar Springs Road

Burlington, Ontario L7P 0B9

Attention:      Gavin Treanor

Email:              gtreanor3187@gmail.com

with a copy to:

Irwin Lowy LLP

365 Bay Street, Suite 400

Toronto, Ontario M5H 2V1

Attention:     Steven Agnew

Facsimile #:   (416) 361-2519

Email:             sagnew@irwinlowy.com

8.1.2	in the case of KBB:

Kaneh Bosm BioTechnology Inc. Suite 810-789 West Pender Street Vancouver, British Columbia V6C 1H2 Attention: Chief Financial Officer Email: theo@pashleth.com

8.2	Receipt of Notice. Any such notice, direction or other instrument, if delivered personally, will be deemed to have been given and received on the date on which it was received at such address and, if sent by fax or email, will be deemed to have been given and received on the date of transmission in accordance with this Section.

9.	Termination

9.1	Grounds for Termination. This Agreement may be terminated at any time before the Closing:

9.1.1	by the mutual agreement of KBB and Marathon;

9.1.2	by either Marathon or KBB if it is not in material breach of its obligations under this Agreement, and if there has been a breach by the other of any of its representations and warranties or covenants hereunder and in either case such breach has not been cured within ten days after written notice, specifying such breach, to such Party; or

9.1.3	by KBB or Marathon if the Closing Date is not on or before June 30, 2018 or such later date as may be agreed in writing by KBB and Marathon.

9.2	Effect of Termination. If this Agreement is terminated as provided in Section 9.1, it will, except as provided herein, forthwith become void, and, subject to Sections 3.4, 5.2 and 5.4 none of the parties or their respective officers, directors, employees, agents, or shareholders will have any liability or obligation with respect to the terminated provisions of the Agreement. Sections 3.4, 5.2, 5.4, 11.3 and 11.4 will survive termination of this Agreement and will continue to be in effect notwithstanding the termination of this Agreement.

10.	Power of Attorney

10.1	Each of the Sellers hereby severally and irrevocably appoints Marathon as their attorney to take any action that is required and hereby authorizes any director or officer of Marathon, on behalf of Marathon, to sign any documents on their behalf, including without limitation, for the purposes of all Closing matters and deliveries of documents and to do and cause to be done all such acts and things as may be necessary or desirable in connection with the transactions contemplated hereunder, including the sale, assignment and transfer of the Purchased Shares to KBB. Without limiting the generality of the foregoing, Marathon may, on behalf of itself and the Sellers, extend the Time of Closing, modify or waive such conditions as are contemplated herein, negotiate, settle and deliver the final forms of this Agreement and any other documents that are necessary or desirable to give effect to the transactions contemplated herein.

11.	General Provisions

11.1	Entire Agreement. This Agreement, including all the Schedules hereto, together with the agreements and other documents to be delivered pursuant hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes any and all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements among the parties in connection with the subject matter hereof except as specifically set forth herein and therein.

11.2	Costs and Expenses. KBB agrees that it will pay, up to an aggregate of $20,000.00, all fees and expenses and all applicable taxes thereon in connection with the purchase and sale of the Purchased Shares and the transactions contemplated by this Agreement, including the reasonable expenses of Marathon in connection with therewith (including all reasonable fees, expenses and disbursements of Marathon’' legal counsel). All such fees and expenses incurred by Marathon or on its behalf shall be payable by KBB immediately upon receiving an invoice therefor and shall be payable whether or not the purchase and sale of the Purchased Shares is completed.

11.3	Confidentiality. Until the Closing Time, and in the event of the termination of this Agreement without consummation of the transactions contemplated by this Agreement, for a period of two years from the date of this Agreement, each party to this Agreement will keep confidential any information obtained from the other parties, provided that a party may disclose confidential information (i) to those of its representatives and professional advisors who have a need to know the information in connection with providing advice with respect to this Agreement and the transactions contemplated thereby if such representatives and advisors commit to protect such information in a manner consistent herewith or (ii) if such disclosure is required by law or the rules of the Exchange or over Governmental Authority or (iii) if such information has been made public other than as a result of a breach of this Section. If this Agreement is terminated without consummation of the transactions contemplated thereby, promptly after such termination all documents, work papers and other written material obtained from a party in connection with this Agreement and not theretofore made public (including all copies and photocopies thereof), shall be returned to the party that provided such material.

11.4	Public Announcements. Neither KBB nor Marathon will, without the prior consent of the others, make any disclosure regarding the existence, purpose, scope, content, terms or conditions of this Agreement or other agreements relating to this Agreement except in order to comply with a legal obligation, the requirements of a competent Government Authority or the requirements of the Exchange; provided that, where practicable, a copy of any proposed announcement or statement will be furnished to the other parties in advance of the proposed date of publication. Nothing herein will prevent disclosure of the terms of this Agreement to a corporate party’s directors, officers, employees or agents or its financial, legal, accounting or other advisors.

11.5	Waiver. The failure of a party in any one or more instances to insist upon strict performance of any of the terms of this Agreement or to exercise any right or privilege arising under it will not preclude it from requiring by reasonable notice that any other party duly perform its obligations or preclude it from exercising such a right or privilege under reasonable circumstances, nor will waiver in any one instance of a breach be construed as an amendment of this Agreement or waiver of any later breach.

11.6	Assignment. None of the parties will assign, transfer, charge or otherwise encumber the benefit (or any part thereof) or the burden (or any part thereof) of this Agreement without the prior written consent of the other parties, such consent not to be unreasonably withheld.

11.7	Further Assurances. Each of the parties hereto will from time to time at the request of any of the other parties hereto and without further consideration, execute and deliver all such other additional assignments, transfers, instruments, notices, releases and other documents and will do all such other acts and things as may be necessary or desirable to assure more fully the consummation of the transactions contemplated hereby.

11.8	Time. Time will be of the essence of this Agreement.

11.9	Amendment. This Agreement may be amended or varied only by agreement in writing signed by each of the parties. Unless the context otherwise so requires, a reference to this Agreement includes a reference to this Agreement as amended or varied from time to time.

11.10	Several. Unless otherwise provided, each and every covenant, representation or warranty of the Sellers contained herein is several (and not joint or joint and several).

11.11	Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof will continue in full force and effect.

11.12	Governing Law. This Agreement will be governed by and interpreted in accordance with the laws from time to time in force in the Province of Ontario and each of the parties hereby attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario, sitting in Toronto.

11.13	Benefit of Agreement. This Agreement will enure to the benefit of and be binding upon each of the parties hereto who is a corporation and their respective successors and permitted assigns and upon each of the parties hereto who is an individual and their respective executors, personal representatives, heirs, successors and permitted assigns.

11.14	Counterparts. This Agreement may be executed in as many counterparts as are necessary. It will be binding on each party when each party hereto has signed and delivered one such counterpart. Delivery may be made by facsimile or other electronic transmission. When a counterpart of this Agreement has been executed by each party, all counterparts together will constitute one agreement.

THE PARTIES, intending to be contractually bound, have executed this Agreement as of the date and year first above written.

MARATHON GLOBAL INC.		KANEH BOSM BIOTECHNOLOGY INC.

By:	/s/ Gavin Treanor	By:	/s/ Eugene Beukman
	(Authorized Signatory)		(Authorized Signatory)

SELLERS:

COSMOS HOLDINGS INC.

By:	/s/ Grigorios Siokas
(Authorized Signatory)

SIGNED, SEALED & DELIVERED In the presence of:	/s/ Gavin Treanor
Witness	Gavin Treanor

SIGNED, SEALED & DELIVERED In the presence of:	/s/ Lianne Treanor
Witness	Lianne Treanor

SIGNED, SEALED & DELIVERED In the presence of:	/s/ Brian Treanor
Witness	Brian Treanor

SCHEDULE A

THE SELLERS, PURCHASED SHARES AND PAYMENT SHARES

Shareholder	Shareholder Address	Number of Purchased Shares Held	Number of Payment Shares to be Received
Cosmos Holdings Inc.		5,000,000	10,000,000
Gavin Treanor		1,000,000	2,000,000
Lianne Treanor		1,000,000	2,000,000
Brian Treanor		500,000	1,000,000
	Total	7,5000,000	15,000,000